Exhibit 16.1
[Letterhead of BDO USA, LLP]

December 2, 2016

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on December 2, 2016, to be filed by Vonage Holdings Corp. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO USA, LLP